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OFFICE DEPOT, INC.

2200 Old Germantown Road
Delray Beach, Florida 33445

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

DATE	Thursday, May 1, 2003
TIME	10:00 a.m. Local Time
LOCATION	The Deerfield Beach Hilton Hotel
100 Fairway Drive
Deerfield Beach, Florida 33441
(954) 427-7700
ITEMS OF BUSINESS	1. To elect twelve (12) members of the Board of Directors for the term described in this Proxy Statement;
2. To ratify our Audit Committee’s appointment of Deloitte & Touche LLP as independent public accountants for the term described in this Proxy Statement;
3. To consider and act on three (3) proposals from shareholders of our company, Items 3A, 3B and 3C below.
(A) A proposal from a shareholder regarding performance-based stock options
(B) A proposal from a shareholder regarding our Shareholder Rights Plan
(C) A proposal from a shareholder regarding a prohibition on the engagement of our independent public accounting firm to perform management consulting services; and
4. To transact any other business that may properly come before the meeting.
RECORD DATE
You must own shares (i.e., be a “holder of record”) of Office Depot common stock as of the close of business on March 10, 2003 (the “Record Date”) to attend and vote at our Annual Meeting and any adjournment thereof.

ANNUAL REPORT	Our 2002 Annual Report is enclosed with these Proxy Materials.

By order of the Board of Directors,

David C. Fannin
Executive Vice President, General Counsel &
Corporate Secretary

Delray Beach, Florida

March 25, 2003

We encourage all our shareholders to attend our Annual Meeting if at all possible. Even if you plan to attend the Meeting in person, please promptly sign and return your proxy card in the enclosed envelope or vote your shares electronically using a touch-tone telephone or the Internet as explained on the Proxy Card. Please note that for security reasons, we will require that you present the ticket included with this Proxy Statement. If you do not hold a ticket for admittance, we will require positive picture identification from all attendees at our Annual Meeting. We reserve the right to exclude any person whose name does not appear on our official shareholder list as of our record date of March 10, 2003. If you hold shares in “street name” and do not have a ticket, please bring a letter from your stockbroker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit. We also reserve the right to request any person to leave the Annual Meeting who is disruptive, refuses to follow the rules established for the meeting or for any other reason. Cameras, recording devices and other electronic devices will NOT be permitted at the meeting.

CONTENTS

PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS OF OFFICE DEPOT, INC.
MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS
Item 1: Election of Directors
COMMITTEES OF OUR BOARD
DIRECTOR COMPENSATION
Item 2: Ratification of Our Audit Committee’s Appointment of Deloitte & Touche LLP as Our Independent Accountants
Item 3: Proposals From Our Shareholders
Office Depot’s Statement in Opposition to Shareholder Proposal 3A
Office Depot’s Statement in Opposition to Shareholder Proposal 3B
Office Depot’s Statement in Opposition to Shareholder Proposal 3C
STOCK OWNERSHIP INFORMATION
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants In Last Fiscal Year
CEO COMPENSATION
COMPENSATION COMMITTEE REPORT ON 2002 EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT for 2003
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COPIES OF FORM 10-K AVAILABLE
2004 SHAREHOLDER PROPOSALS
COMMON STOCK PERFORMANCE GRAPH
OTHER MATTERS

i

PROXY STATEMENT

FOR THE
2003 ANNUAL MEETING OF SHAREHOLDERS OF
OFFICE DEPOT, INC.

2200 Old Germantown Road

Delray Beach, Florida 33445
Telephone (561) 438-4800

     This Proxy Statement contains important information about our 2003 Annual Meeting of Shareholders, to be held on Thursday, May 1, 2003. We are mailing this Proxy Statement and accompanying proxy card to our shareholders on or about March 25, 2003.

      Purposes of the Meeting. Our Annual Meeting will provide you with an opportunity to vote your shares in connection with important matters outlined in the Notice of this Meeting. We have mailed these proxy materials to you in connection with the solicitation of proxies by our Board of Directors (our “Board”). Our Board asks that you authorize your proxy to vote as our Board recommends.

      Voting your Shares. If you cannot attend the Meeting in person, you may vote your shares by proxy: (1) by completing, signing and returning your proxy card to us in the enclosed postage-paid envelope; (2) by voting electronically using a touch-tone telephone (1-800-435-6710); or (3) by using the Internet to vote your shares (www.eproxy.com/odp). If your shares are held in “street name” with a broker or similar party, you will need to contact your broker to determine whether you will be able to vote using one of these alternative methods. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to use the Internet or telephone to vote, you must do so by 5:00 p.m., Eastern time, on April 30, 2003.

      OUR BOARD RECOMMENDS that you vote FOR its nominees as directors of the Company as described in Item 1, and that you vote FOR the ratification of Deloitte & Touche as our independent accountants as described in Item 2. The Board also recommends that you vote AGAINST Items 3A, 3B and 3C for the reasons stated below in this statement.

      Proxies. Our Board has appointed certain persons (“proxies”) to vote proxy shares in accordance with the instructions of our shareholders. If you authorize the proxies to vote your shares, but do NOT specify how your shares should be voted, they will vote your shares as our Board recommends. We do not expect that any other matters will be presented for consideration at our Annual Meeting; but if they are, your shares will be voted as our Board recommends. You can change or revoke your proxy at any time before it is exercised: (1) by mailing your request to our Corporate Secretary, David C. Fannin, Legal Department, at our corporate headquarters so that it is received not later than 5:00 p.m., on April 30, 2003, the day prior to our Annual Meeting, (2) by filing a proxy with a later date, or (3) by voting your shares by ballot in person at the Annual Meeting.

      Solicitation of Proxies. We are soliciting proxies by mail. However, with the help of our officers and employees, we may also solicit proxies in person, by telephone or over the Internet. Our employees do not receive additional compensation for their solicitation services. In addition, certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party (the “beneficial owner”) may solicit proxies for us. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of our common stock held by them. We have also hired Mellon Investor Services LLC (“MIS”) to assist us in communicating with these institutions and forwarding solicitation materials to them, and we have agreed to pay MIS a fee of $12,000 plus reimbursement of their reasonable out-of-pocket expenses in connection with this service. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

      Shareholders Eligible to Vote at Our Annual Meeting; List of Shareholders Available. Anyone who owns shares of our common stock as of the close of business on March 10, 2003 (the “Record Date”) will be entitled to vote at our Annual Meeting. Our official stock ownership records will conclusively determine whether you are a “holder of record” as of the Record Date. In accordance with Delaware law, a list of shareholders entitled to vote at the meeting will be available at the location of our Annual Meeting on May 1, 2003 and for ten days prior to the meeting between the hours of 9 a.m. and 4 p.m., Eastern time, at our corporate headquarters in Delray Beach, Florida. As of March 10, 2003, there were 308,706,109 shares of common stock issued by Office Depot and owned by shareholders (i.e., excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting.

      Establishing a Quorum. In order for us to transact business at our Annual Meeting, the holders of the majority of the outstanding shares of our stock must be present, either in person or by proxy. Shareholders will be counted as “present” at the meeting: (1) if they attend in person, (2) if they have properly voted by means of the Internet or by telephone, as described on the proxy card, or (3) if they have sent to the Company a properly signed proxy card. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present. Abstentions and broker “non-votes” will not be counted as a vote “for” or “against” any matter. However, abstentions will have the same effect as voting “no” or against a matter voted on at our Meeting which requires the affirmative vote of a majority of the shares present and voting. Broker non-votes will not be counted as shares entitled to vote and, accordingly, will not affect the outcome with respect to any matter to be voted on at the meeting.

      Householding of Annual Disclosure Documents. The Securities and Exchange Commission has approved a rule concerning the delivery of disclosure documents, called “householding”. Under that rule, certain banks, brokers and other intermediaries have arranged for a single set of our annual report and proxy statement to be delivered to multiple shareholders sharing an address unless those banks, brokers and other intermediaries have received contrary instructions from one or more of the shareholders. The rule applies to our annual reports and proxy statements. Each shareholder will continue to receive a separate proxy card or voting instruction card. We will deliver promptly upon written or oral request a separate copy of this proxy statement and annual report to a shareholder at a shared address to which a single copy of the document was sent. If you would like to receive your own set of such documents in future years, contact us by writing to our Department of Investor Relations at our Corporate Headquarters at: 2200 Old Germantown Road, Delray Beach, FL 33445 or by calling us at: 800-937-3600, x87641. Two or more shareholders sharing an address can request delivery of a single copy of our annual disclosure documents if they are receiving multiple copies by contacting us in the same manner. If a broker or other nominee holds your shares, please contact ADP and inform them of your request by calling them at: (888) 603-5847 or writing to them at: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Please be sure to include your name, the name of you brokerage firm, and your account number.

* * * *

MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS

Item 1: Election of Directors

Nominees for Directors of Office Depot

      The Governance & Nominating Committee of our Board has nominated, and our Board has recommended to our shareholders, the following twelve individuals for election as directors at our Annual Meeting, to serve for a term of office that continues from the date and time of their election until our next Annual Meeting of Shareholders, or until their successors are elected and qualified. Our directors will be elected by a plurality of the votes cast at the meeting, either in person or by proxy. The twelve nominees for directors who receive the highest number of votes cast at our Meeting will be elected. All of our directors form a single class of directors. Information about these individuals, their business experience and other relevant information is set forth below.

Lee A. Ault III	W. Scott Hedrick
Neil R. Austrian	James L. Heskett
Cynthia R. Cohen	Michael J. Myers
David I. Fuente	Bruce Nelson
Brenda J. Gaines	Frank P. Scruggs, Jr.
Bruce S. Gordon	Peter J. Solomon

      Should any of these nominees become unable to serve, or otherwise become unavailable for election (for example, if any of them should become ill or incapacitated or should die), our Governance & Nominating Committee may propose a substitute nominee, and then the current members of our Board of Directors may name such person as a substitute. If a substitute nominee is named by our Board, all proxies will be voted for the person so named (unless you specify on your proxy card to withhold voting for such person). Our Board is not required to name a substitute nominee. If a substitute nominee is not named, all proxies will be voted for the election of the remaining nominees (or as directed on your proxy card). In no event will more than twelve (12) directors be elected at our Annual Meeting.

Your Board of Directors Recommends

A Vote FOR Item 1 on Your Proxy Card —
Election of all Nominees Listed Above as Directors

BIOGRAPHICAL INFORMATION ON THE CANDIDATES

[Legend Key: 1 = Audit Committee; 2 = Compensation Committee; 3 = Governance & Nominating Committee; and 4 = Finance Committee]

LEE A. AULT III (1) (3)	AGE: 66

      Mr. Ault has served as one of our directors since August 1998. He is currently Chairman of the Board of In-Q-Tel, Inc., an information technology company. Mr. Ault served as Chief Executive Officer of Telecredit, Inc., a payment services company, from November 1968 until January 1992. He also was President of Telecredit, Inc. from 1968 until 1983 and Chairman of the Board from 1983 until January 1992. Telecredit, Inc. was merged into Equifax, Inc., a publicly traded company. in December 1990. Since 1990, Mr. Ault has served as a director of Equifax, Inc. He served as a director of Viking Office Products, Inc. (“Viking”) from 1992 until August 1998 when we merged with Viking. He also is a director of American Funds Insurance Series, a private investment management company and Anworth Mortgage Asset Corporation, a real estate investment trust.

NEIL R. AUSTRIAN (2) (4)	AGE: 63

      Mr. Austrian has served as one of our directors since August 1998. Mr. Austrian served as President and Chief Operating Officer of the National Football League from April 1991 until December 31, 1999. He was a Managing Director of Dillon, Read & Co., Inc. from October 1987 until March 1991. Mr. Austrian served as a director of Viking from January 1988 until August 1998 when we merged with Viking.

CYNTHIA R. COHEN (2) (3)	AGE: 50

      Ms. Cohen has served as one of our directors since July 1994. She is the President of Strategic Mindshare, a marketing and strategy consulting firm. Prior to founding this firm in 1990, she was a Partner in Management Consulting at Deloitte & Touche. Ms. Cohen is a director of The Sports Authority, Inc., and Hot Topic, both publicly traded companies, a director of several privately held companies and Vice Chairman of the Board of the Center for Women’s Business Research.

DAVID I. FUENTE (No committees)	AGE: 57

      Mr. Fuente has been a director since he joined Office Depot in December 1987 and until December 29, 2001, he served as Chairman of our Board, when he was succeeded in that capacity by our Chairman and Chief Executive Officer, Bruce Nelson. Until July 17, 2000, Mr. Fuente also served as Chief Executive Officer of our Company. He is a director of Ryder System, Inc., and Dick’s Sporting Goods, both publicly traded companies.

BRENDA J. GAINES (1)	AGE: 53

      Ms. Gaines has been a director of our Company since 2002. Ms. Gaines has served since 1999 as North American President of Diners Club International, a Division of Citigroup. From 1994 until 1999, she served as Executive Vice President, Corporate Card Sales for Diners Club International, and prior to that she served in various positions of increasing responsibility within Citigroup or its predecessor corporations from 1988. From 1985 to 1987, Ms. Gaines was Deputy Chief of Staff for the Mayor of the City of Chicago. She serves on the Boards of the Dr. Martin Luther King, Jr. Boys and Girls Clubs, Junior Achievement and the Chicago Museum of Science and Industry, all non-profit boards in the City of Chicago. In July 2002, Fortune Magazine named Ms. Gaines to its “50 Most Powerful Black Executives” list.

BRUCE S. GORDON (2) (4)	AGE: 57

      Mr. Gordon has been a director of our Company since 2002. Mr. Gordon is President of the Retail markets group of Verizon Communications, Inc. of New York, a position he has held since 2000. From 1998 to 2000, he was President of the Enterprise Business Unit of Bell Atlantic Corporation, and prior to serving in that position, he served in various executive positions within the Bell Atlantic organization, including Group President Retail (1996 to 1998) and Group President, Consumer and Small Business Services (1994 to 1996). Mr. Gordon is a member of the Board of Directors of The Southern Company, and Tyco International, Ltd., both publicly held companies. He is also on the Board of Directors of the Advertising Council, Inc. and a Trustee of Gettysburg College and of the Alvin Ailey Dance Foundation. In 1998, Mr. Gordon was named Black Enterprise Executive of the year by Black Enterprise Magazine. In July 2002, Fortune magazine named Mr. Gordon to its “50 Most Powerful Black Executives” list.

W. SCOTT HEDRICK (2)	AGE: 57

      Mr. Hedrick has been a director of our Company since April 1991. From November 1986 until April 1991, he was a director of The Office Club, Inc., which has been our subsidiary since April 1991, when Office Depot acquired it. He was a founder and has been a general partner of InterWest Partners, a venture capital fund, since 1979. Mr. Hedrick is also a director of Golden State Vintners, Inc. and Hot Topic, both publicly traded companies.

JAMES L. HESKETT (1) (3)	AGE: 69

      Mr. Heskett has served as one of our directors since May 1996. Mr. Heskett has served on the faculty of the Harvard University Graduate School of Business Administration since 1965, where he has taught courses in marketing, business logistics, the management of service operations, business policy and service management. He is also a director of Limited Brands, a publicly held company, and Intelliseek, Inc., a privately held company.

MICHAEL J. MYERS (1)	AGE: 62

      Mr. Myers has served as one of our directors since July 1987. He is the President and a director of First Century Partners Management Company, an advisor to private venture capital equity funds. He is also president and a director of Salomon Smith Barney Venture Corp., a wholly owned subsidiary of Smith Barney Holdings, Inc., which acts as the managing general partner of two private venture capital equity funds. From 1976 until January 1992, he was a Managing Director of Smith Barney, Harris Upham & Co., Inc.

BRUCE NELSON (No Committees*)	AGE: 58

      Mr. Nelson has been Chairman of our Board of Directors since December 29, 2001 and our Chief Executive Officer since July 17, 2000. Previously, he served both as President of Office Depot International and as President and Chief Operating Officer of our subsidiary, Viking Office Products, Inc. He has been one of our directors since he joined us in August 1998. From January 1996 until August 1998, he served as President and as a Director of Viking. From July 1995 until January 1996, Mr. Nelson was Chief Operating Officer of Viking, and from January 1995 until July 1995, he was Executive Vice President of Viking. From 1990 until July 1994, Mr. Nelson was President and Chief Executive Officer of BT Office Products USA. He had previously worked for over 22 years at Boise Cascade Office Products in a number of executive positions.

*	As Chairman and CEO of our Company, Mr. Nelson attends meetings of all committees, ex officio.

FRANK P. SCRUGGS, JR. (4)	AGE: 51

      Mr. Scruggs has served as one of our directors since October 1996. Since May 1995, Mr. Scruggs has been an attorney and shareholder in the law firm of Greenberg Traurig LLP, Attorneys at Law, Fort Lauderdale, Florida. Greenberg Traurig provided us with legal services during 2002. Mr. Scruggs specializes in the representation of management in employment and governmental law matters. From January 1984 until April 1995, Mr. Scruggs was a partner in the law firm of Steel, Hector & Davis, Miami, Florida, other than during the period from January 1991 to July 1992, when he served as Secretary of Labor for the State of Florida. Mr. Scruggs is a director of Blue Cross and Blue Shield of Florida, a mutual insurance company.

PETER J. SOLOMON (4)	AGE: 64

      Mr. Solomon has served as one of our directors since April 1990. He is Chairman of Peter J. Solomon Company Limited (“PJSC”), an investment banking firm. PJSC provided us with professional services in 2002. From 1985 to 1989, Mr. Solomon was a Vice Chairman and a member of the board of directors of Shearson Lehman Hutton, Inc. Mr. Solomon is a director of Monroe Muffler/Brake, Inc., BKF Capitol Group, Inc. and Phillips-VanHeusen Corporation, all publicly traded companies.

COMMITTEES OF OUR BOARD

      Our Board has established four standing committees — Audit, Compensation, Governance and Nominating and, most recently, a Finance Committee. Our Board met four (4) times during fiscal 2002 and acted three (3) times by unanimous written consent. All of our directors attended more than 75% of the total number of Board meetings and meetings of the committees on which they serve.

		Functions	Number of Meetings or Actions
Committees	Membership	(Highlights Only)	by Consent in 2002

Audit Committee(1)	Michael J. Myers, Chairman Lee A. Ault III Brenda J. Gaines James L. Heskett	1. Meets with internal and external auditors regarding audit results
2. Engages and ensures independence of our outside audit firm
3. Reviews effectiveness of internal controls
		4. Oversees compliance with Code of Ethical Conduct	Met eight times during 2002.

Compensation Committee	W. Scott Hedrick, Chairman Neil R. Austrian Cynthia R. Cohen Bruce S. Gordon	1. Approves salaries and incentive compensation of elected officers, as well as the compensation of our Board members.
2. Reviews compensation of certain other executive management employees
3. Administers employee benefit plans, including our Long-Term Equity Incentive Plan (stock option plan)
		4. Reviews management succession planning	Met three times during 2002.

Governance & Nominating
Committee	James L. Heskett, Chairman Lee A. Ault III Cynthia R. Cohen	1. Reviews and makes recommendations to the Board concerning the size and composition of our Board and its committees and the recruitment and selection of directors
2. Nominates director candidates for election at Annual Meetings
		3. Reviews and makes recommendations to the Board concerning corporate governance policies and practices	Met six times during 2002.

Finance Committee	Neil Austrian, Chairman Bruce S. Gordon Frank P. Scruggs, Jr. Peter J. Solomon	1. Reviews our financial policies and procedures
2. Reviews annual capital budgets
3. Monitors our financial standing and financial ratings
4. Reviews our long-range financial objectives
		5. Provides oversight and advice to management regarding our capital structure	Initially formed in late 2002 and did not meet during that year.

(1)	Our Board has reviewed and made the determinations required by the New York Stock Exchange and the United States Securities and Exchange Commission (“SEC”) regarding the independence of, and the financial acumen of, the members of our Audit Committee. In addition, our Board has determined that the Chairman of our Audit Committee, Michael Myers, by virtue of his extensive career in business, including the securities industry, and experience in the areas of investment banking, finance and business generally, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes Oxley Act of 2002.

DIRECTOR COMPENSATION

       During 2002, our Directors who are not employees of the Company were paid an annual stipend of $25,000 and received a fee of $2,500 for each Board meeting and $1,000 for each Committee meeting ($1,500 for the Committee Chair) attended by them. They also were reimbursed for expenses incurred in such attendance. Additionally, under our Long-Term Equity Incentive Plan, the number of stock options granted to our non-employee Directors and the terms and provisions of these options are determined by our Board’s Compensation Committee. Non-employee Directors were awarded options to purchase 11,250 shares of our common stock in 2002. Effective January 1, 2003, our non-employee Directors received options to purchase 11,250 shares of Office Depot common stock, effective February 14, 2003. Non-employee Directors are permitted to defer 100% of their compensation under a deferred compensation plan.

      Effective January 1, 2003, our Directors who are not employees of our Company are paid an annual stipend of $50,000. Meeting fees will be $1,000 to each such Director for each meeting up to one-half day in duration and $2,000 for each meeting that requires more than one-half day. The fee for telephonic meetings will be $1,000. These fees apply to both board and committee meetings. Directors are also reimbursed for their expenses incurred in attending meetings. In addition, the Chair of our Audit Committee will receive an additional annual stipend of $25,000 for serving in that position, and the Chairs of our other committees will each receive an additional annual stipend of $15,000 for serving in their positions.

      There has been no change in the stock option grant levels to Directors for 2003, except that the grant date was changed, as noted above, to provide for the grant to be made on the same date as annual option grants to our executive officers and other option plan participants.

* * * *

Item 2: Ratification of Our Audit Committee’s Appointment

of Deloitte & Touche LLP as Our Independent Accountants

Information About Our Independent Accountants

      In accordance with the provisions of the Sarbanes Oxley Act of 2002 (“SOA”), the Audit Committee of our Board has appointed the certified public accounting firm of Deloitte & Touche LLP (“Deloitte”) as independent accountants to audit our consolidated financial statements for the fiscal year ending December 27, 2003. Deloitte has audited our consolidated financial statements each year since 1990. Representatives of Deloitte will be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from shareholders. Although our Audit Committee already has appointed Deloitte as our independent accountants for 2003, and the vote of our shareholders is not required, we request that the shareholders nevertheless ratify this appointment in order to express their views on this appointment. Regardless of the vote of the shareholders, our Audit Committee’s decision to appoint Deloitte as our independent accountants for 2003 will not be changed, but our Audit Committee may take into consideration the vote of our shareholders in selecting independent accountants to serve as our outside auditors in future years.

Audit Fees

      The aggregate fees billed by our independent accountants for professional services rendered in connection with (i) the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 28, 2002, and (ii) the review of our quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2002, were $1,641,000.

Financial Information Systems Design and Implementation Fees

      We did not engage our independent accountants to provide any professional services in connection with (i) operating or supervising the operation of, our information system or managing our local area network or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole.

All Other Fees

      In accordance with requirements of SOA, all audit work performed by Deloitte is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, and as required by SOA, our Audit Committee must approve all non-audit related work performed by Deloitte in advance of the commencement of any such work. Our Audit Committee has delegated to the Chairman of the Committee the right to approve such non-audit related assignments between meetings of the Committee, and the Chairman then reports on all such approvals at the next meeting of the Committee, which considers ratification of such approvals by the Committee Chairman.

      The aggregate fees paid to our independent accountants for all other matters (other than audit work) in 2002 were $8,174,000. Of that total amount, we incurred fees of $1,973,000 for tax-related advice, including assistance in the preparation of tax returns. We also incurred fees for all other services rendered by our independent accountants of approximately $6,201,000 for various consulting projects, including an assessment of merchandising processes and transportation effectiveness. Deloitte is in the process of separating its consulting unit from the Deloitte accounting firm, which it expects to complete in 2003. When the separation is complete, that independent consulting firm is expected to be known as Braxton.

      The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

Your Board of Directors Recommends a Vote FOR Item 2 on Your Proxy Card

— Ratification of Our Audit Committee’s Appointment
Of Deloitte & Touche LLP as Our Independent Accountants

* * * *

Item 3: Proposals From Our Shareholders

       We have received three (3) proposals from our shareholders, which are set forth below, along with the responses and recommendations of our Board of Directors regarding each such proposal.

Item 3A: Shareholder Proposal Regarding Performance-Based Stock Options

      A beneficial owner (the “Proponent”) of shares of the Company has submitted the following proposal and supporting statement. The Proponent has advised the Company that, at the time it submitted its proposal to the Company, it owned 20,833 shares of the Company continuously for the preceding year and intends to maintain the required ownership through the date of the meeting. The Company will provide the name and address of the shareholder and the number of shares owned by it to any person who so requests such information orally or in writing, promptly upon receipt of request for such information. The Board of Directors and the Company accept no responsibility for the accuracy of either the proposal or the Proponent’s supporting statement. For the reasons stated in the Company’s Statement in Opposition, the Board of Directors unanimously recommends a vote AGAINST this proposal.

      The text of the Proponent’s proposal and supporting statement follows:

RESOLVED, that the shareholders of Office Depot, Inc. (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

      Proponent’s Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

      Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

      Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less that its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

      At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

Office Depot’s Statement in Opposition to

Shareholder Proposal 3A

       The Compensation Committee (the “Committee”) of our Board of Directors is composed of four non-employee directors who administer the Company’s executive compensation programs. The Committee seeks to ensure that the Company’s total compensation package is competitive with the companies the Company competes with for executive talent, provides appropriate links between executive compensation and the Company’s performance and aligns the interests of executives with those of shareholders. The Committee gave appropriate consideration to the proposal calling for the adoption of a market-indexed stock option plan where the option exercise price would increase or decrease based on changes in the applicable index.

      THE COMPENSATION COMMITTEE BELIEVES THAT THIS PROPOSAL IS NOT APPROPRIATE AT THIS TIME FOR THE COMPANY, NOR IS IT IN THE BEST INTERESTS OF OUR SHAREHOLDERS, FOR THE REASONS DESCRIBED BELOW.

      As a general proposition, we believe that our stock options already are sufficiently performance-based. In 2002, the Company’s shareholders approved amendments to the Company’s Long -Term Equity Incentive Plan (the “Option Plan”). The Company is allowed to issue “Performance-Accelerated Stock Options” under the amended Option Plan, which have a shorter life and a longer vesting schedule than traditional stock options, but as to which vesting will accelerate if our Company’s stock price meets or exceeds certain performance criteria.

      The current stock option plan aligns the interests of executives with those of shareholders. The executive realizes value from the options only when Company performance improves, leading to an increase in the price of the Company’s common stock that benefits all shareholders. Alignment of the interests of executives with those of shareholders is less clear under a market-indexed stock option plan. Market-indexed options could result in quarterly charges against earnings of the Company, and the Company believes that the use of indexed options depresses and artificially adds volatility to the Company’s earnings and is not beneficial to shareholders’ interests. As a consequence of the poor alignment of interests with shareholders generally, this option mechanism is not widely used, particularly by those with whom the Company competes for executive talent.

      In sum, the Committee believes that the existing executive compensation policy aligns executive incentives with the long-term interests of its shareholders. The Committee also believes that the shareholder proposal would undermine the long-term interests of the shareholders by adversely affecting the Company’s ability to attract and retain the most qualified executives needed to manage its business.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3A

FOR THE REASONS DESCRIBED ABOVE.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS PROPOSAL UNLESS A SHAREHOLDER HAS INDICATED
OTHERWISE IN VOTING THE PROXY.

* * * *

Item 3B: Shareholder Proposal Regarding our Shareholder Rights Plan

      A beneficial owner (the “Proponent”) of shares of the Company has submitted the following proposal and supporting statement. The Proponent has advised the Company that, at the time it submitted its proposal to the Company, it owned at least 4,100 shares of the Company continuously for the preceding year and intends to maintain the required ownership through the date of the meeting. The Company will provide the name and address of the shareholder and the number of shares owned by it to any person who so requests such information orally or in writing, promptly upon receipt of request for such information. The Board of Directors and the Company accept no responsibility for the accuracy of either the proposal or the Proponent’s supporting statement. For the reasons stated in the Company’s Statement in Opposition, the Board of Directors unanimously recommends a vote AGAINST this proposal.

      The text of the Proponent’s proposal and supporting statement follows:

RESOLVED, That the shareholders of Office Depot, Inc. (hereinafter “the Company”) request the Board of Directors to redeem the shareholder rights plan that was adopted in 1996 unless such plan is approved by a majority vote of shareholders to be held as soon as may be practicable.

      Proponent’s Statement of Support: In 1996 the Company’s Board of Directors adopted a shareholder rights plan, commonly known as a “poison pill”, without shareholder approval. This plan is an anti-takeover device that can adversely affect shareholder value by discouraging takeovers that could be beneficial to shareholders.

      Poison pills, according to the book “Power and Accountability” by Nell Minow and Robert Monks: “amount to major de facto shifts of voting rights away from shareholders to management on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.”

      Thus it is no surprise that the Shareholder Bill of Rights adopted by the Council of Institutional Investors, whose members represent nearly $2 trillion in benefit fund assets, calls for poison pills to be approved by shareholders before they take effect.

      At a minimum, the shareholders of our Company should have the right to vote on the necessity of adopting such a powerful anti-takeover weapon. Therefore, your support for this proposal is respectfully sought.

* * * *

Office Depot’s Statement in Opposition to

Shareholder Proposal 3B

       Your Board of Directors believes that this shareholder proposal is not in the best interests of the Company or its shareholders and recommends that you vote against it. While the argument is sometimes made that plans such as our Shareholder Rights Plan are not shareholder-friendly and act to entrench the Board and/or management, the evidence is that shareholders are actually well-served by such plans, as discussed more fully below.

      Our Board of Directors adopted our Shareholder Rights Agreement in 1996 to enhance the ability of the Board, in a manner consistent with its fiduciary duties, to preserve and protect shareholder value in the event of certain unsolicited takeover attempts. Before making its decision to adopt the Rights Agreement, the Board of Directors reviewed the arguments for and against adopting such a plan, and approved the Rights Agreement because the Board of Directors believed that it would enable the Board of Directors to better represent the interests of all its shareholders in the event of an unsolicited takeover bid. The Board believes that the adoption of the Rights Agreement was appropriately within its scope of responsibilities acting on behalf of the shareholders and in their best interest.

      Our Shareholder Rights Agreement is designed to provide the Board of Directors with the ability to take what it believes are the most effective steps to protect and maximize the value of the shareholders’ investment in the Company in the sometimes hectic and pressure-filled atmosphere of an attempt to gain control of the Company. It is designed to encourage potential acquirers to negotiate directly with the Board of Directors, which strengthens your Board’s bargaining position with the bidder. The Board believes that it is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer, and protect shareholders against potential abuses during the takeover process, such as one which would not treat all shareholders fairly and equally.

      The Board of Directors’ duty to the Company and its shareholders is to consider and evaluate any legitimate acquisition proposal and to determine whether any such offer would deliver full value to shareholders. The Rights Agreement provides a means for the Board to fulfill this duty and to maximize value for, and protect the interests of, all shareholders. The Rights Agreement is not intended to, and will not, prevent any takeover proposal that the Board of Directors believes is in the best interests of the Company and its shareholders.

      Many companies have adopted similar rights plans. According to the Investor Responsibility Research Center, such rights plans have been adopted by over 2,200 U.S. companies, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for shareholders. Contrary to the assertions of superficial analysis, such plans have proven to be advantageous to shareholders. A study released in November 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that, from 1992 to 1996, companies with rights plans received an estimated additional $13 billion in takeover premiums compared with companies without rights plans. The report also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one. In addition, a study released by J.P. Morgan in May 2001 found that the median acquisition premium was four percentage points higher for companies with rights plans versus companies without rights plans. The acquisition premium was 7.5 percentage points higher at non-technology companies. The 2001 study confirmed the results of similar studies conducted by J.P. Morgan in 1995 and 1997.

      Your Board of Directors believes that the proper time to consider redemption of the Rights issued under the Rights Agreement is if and when a specific offer is made to acquire the Company stock. Redemption of the Rights prior to that time would be premature and would remove any incentive for a potential acquirer to negotiate with the Board of Directors to assure that the shareholders are treated fairly.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3B

FOR THE REASONS DESCRIBED ABOVE. PROXIES SOLICITED BY
THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” THIS PROPOSAL
UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE
IN VOTING THE PROXY.

* * * *

Item 3C: Shareholder Proposal Regarding Prohibition of Management Consulting Services Performed by Our Independent Accountants

      A beneficial owner (the “Proponent”) of shares of the Company has submitted the following proposal and supporting statement. The Proponent has advised the Company that, at the time it submitted its proposal to the Company, it owned approximately 2,000 shares of the Company continuously for the preceding year and intends to maintain the required ownership through the date of the meeting. The Company will provide the name and address of the shareholder and the number of shares owned by it to any person who so requests such information orally or in writing, promptly upon receipt of request for such information. The Board of Directors and the Company accept no responsibility for the accuracy of either the proposal or the Proponent’s supporting statement. For the reasons stated in the Company’s Statement in Opposition, the Board of Directors unanimously recommends a vote AGAINST this proposal.

      The text of the Proponent’s proposal and supporting statement follows:

RESOLVED, that the shareholders of Office Depot, Inc. (“Company”) request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide any management consulting services to our Company.

      Proponent’s Statement of Support: The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

      Independent auditors have an important public trust. Investors must be able to rely on issuers’ financial statements. It is the auditor’s opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor’s opinion and will be far less likely to invest in that public company’s securities. Final Rule: Revision of the Commission’s Auditor Independence Requirements, Release No. 33-7919, Feb.5, 2001.

      We believe that today investors seriously question whether auditors are independent of the company and corporate management that retain them. A major reason for this skepticism, we believe, is that management of once admired companies such as Enron, Tyco, and WorldCom have misled investors and their auditors have either been complicit or simply inept. Over the last year hundreds of billions of dollars in market value have vanished as investors have lost confidence in the integrity of our markets. A key reason for this lack of confidence is the distrust investors have in companies’ financial statements.

      The U.S. Congress has attempted to respond to this crisis of confidence through passage of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”). The Sarbanes Act prohibits a company’s auditors from performing a wide range of defined non-audit services. These prohibitions, in turn, track the defined non-audit services in Rule 2-01c (4) of the SEC’s Final Rule: Revision of the Commission’s Auditor Independence Requirements, Release No. 33-7919, Feb. 5, 2001.

      However, the Sarbanes Act fails to prohibit auditors from providing management consulting services, which we believe represents a significant loophole. While the Act does require that the audit committee of the board preapprove these non-audit services, we do not believe that is enough. We believe that management consulting represents a significant source of potential revenue to auditors and poses serious conflict of interest issues. For this reason, we think the better course is for companies not to engage their auditors to perform any management consulting services.

      Many companies, including ours, either continue to engage their auditors to provide management consulting or provide inadequate disclosure in their proxy statements to ascertain whether they continue to engage their auditors for management consulting services. We urge your support for this resolution asking the board to cease engaging auditors for management consulting.

* * * *

Office Depot’s Statement in Opposition to

Shareholder Proposal 3C

       Your Board of Directors recommends a vote AGAINST this proposal. We are sensitive to the concerns about the potential impact of management consulting services on auditor independence and objectivity and on public confidence that they will be maintained. Decisions to engage our independent accountants for management consulting services are made only when the firm’s particular expertise and knowledge are believed to contribute significant efficiencies or other values and when the determination has been made that the engagement is consistent with auditor independence. The Audit Committee of the Board of Directors intends to continue careful scrutiny of these matters.

      Recently there has been heightened attention to and increased criticism of management consulting services performed by accounting firms who also serve as independent accountants for the same company. Since the SEC’s adoption of new rules relating to auditor independence and the U.S. Congress’ passage of the Sarbanes-Oxley Act of 2002 (both referenced in the supporting statement above), some have suggested that the independence requirements should be made more restrictive. The debate in public and regulatory arenas over matters relating to auditor independence may go on for some time.

      On February 6, 2002, our independent public accountants announced their intention to separate Deloitte Consulting from Deloitte & Touche LLP (“Deloitte”). Deloitte stated that the purpose of the separation was to enable their audit clients to continue to utilize the services of Deloitte Consulting without raising public concern about auditor independence. On July 18, 2002, Deloitte Consulting announced plans to change its name to Braxton following completion of the separation, anticipated to occur in 2003. Although we do not believe that performance of management consulting services has compromised the independence of our independent accountants, this separation should eliminate any independence-related concerns about the consulting services performed by Deloitte Consulting.

      At present, we believe it is in the best interests of the Company and its shareholders for the Board of Directors and the Audit Committee to be able to continue to make determinations on matters relating to auditor independence without the rigidity imposed by a complete prohibition on performance of management consulting services by our independent accountants. The discretion to determine the best allocation of tasks among service providers enhances the ability of the Board of Directors and the Audit Committee to discharge their responsibilities to the Company and its shareholders. We believe this discretion does not undermine our ability to monitor and ensure our auditor’s independence. As more fully described in the Audit Committee Charter, the Audit Committee obtains on an annual basis written disclosures and a letter from the independent accountants confirming their independence and addressing relationships and services which may impact independence. Our Audit Committee has newly expanded responsibilities to oversee the activities of our independent accountants and to approve all audit and non-audit related engagements. This Committee regularly reviews and evaluates our independent accountants’ performance of both audit and management consulting services, fees paid to our independent accountants for such services and the effect management consulting services might have on its independence.

      We also annually seek shareholder ratification of our appointment of independent accountants. To this end, we provide our shareholders with information relating to fees paid to our independent accountants as well as disclosure of the Audit Committee’s consideration of the compatibility of our auditor’s provision of non-audit services with its independence. Our disclosures conform to those required by the Securities and Exchange Commission and provide a basis for our shareholders to determine whether to ratify the Company’s selection of independent accountants.

      Furthermore, in accordance with guidelines of the American Institute of Certified Public Accountants, Deloitte & Touche LLP has processes in place that are intended to ensure that audits are conducted in an objective and impartial manner, including the mandatory rotation of the engagement partner, a concurring partner review of each audit and periodic review by another major accounting firm of its audit practices.

      Given the measures already in place, the disclosures required when independent accountants are selected for management consulting work, and the pending separation of the audit and consulting businesses of our present accountants, we believe there is no benefit to the Company or its shareholders from an arbitrary limitation on the ability of management and the Audit Committee of our Board to exercise sound business judgment in the selection of independent accountants or other outside vendors.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3C

FOR THE REASONS DESCRIBED ABOVE. PROXIES SOLICITED BY
THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” THIS PROPOSAL
UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE
IN VOTING THE PROXY.

STOCK OWNERSHIP INFORMATION

Our Largest Shareholders; Ownership by Our Directors and Executive Officers

      We have provided a stock ownership table below that contains certain information about shareholders whom we believe are the “beneficial” owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our directors and our “NEO’s” and our directors and executive officers as a group. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock, based solely upon filings on Forms 13G, filed with the SEC.

      Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

			Percent of
	Beneficial		Class (Less than
Name of Beneficial Owner	Ownership		1% not shown)

(5% or greater holders of our shares)
Capital Research and Management Company 333 South Hope Street, Los Angeles, California 90071	16,131,900	(1)	5.2%
FMR Corp. 82 Devonshire Street, Boston, Massachusetts 02109	36,352,501	(2)	11.8%
Fidelity Management & Research Company	30,718,460	(3)
Fidelity International Limited	3,214,444	(4)
Fidelity Management Trust Company	2,365,400	(5)
Geode Capital Management, LLC	26,079	(6)
Strategic Advisers, Inc.	1,118	(7)
Harris Associates LP Two North LaSalle Street, Suite 500, Chicago, Illinois 60602	17,989,364	(8)	5.8%
Putnam, LLC d/b/a Putnam Investments One Post Office Square, Boston, Massachusetts 02109	27,351,516	(9)	8.8%
(Board of Directors and Named Executive Officers*)
Lee A. Ault III	61,950
Neil R. Austrian	207,022
Cynthia R. Cohen	85,693
David I. Fuente	2,029,708	(10)
Brenda J. Gaines	2,500
Bruce S. Gordon	2,500
Scott Hedrick	138,708
James L. Heskett	69,000
Michael J. Myers	135,181
Bruce Nelson	1,722,419

		Percent of
	Beneficial	Class (Less than
Name of Beneficial Owner	Ownership	1% not shown)

(5% or greater holders of our shares)
Frank P. Scruggs, Jr.	53,500
Peter J. Solomon	232,471
Charles E. Brown	263,386
Jerry Colley	150,157
Robert J. Keller	346,928
Rolf van Kaldekerken	146,334
All Directors and Executive Officers as a Group (23 Persons in Total)	6,249,131	2%

(1)	The information about Capital Research and Management Company (“Capital”) is as of December 31, 2002 and was derived from an SEC filing by Capital. Capital reported that it serves as investment advisor to investment companies and is therefore deemed to have sole dispositive power over these shares but does not have sole or shared voting power with respect to securities held by its clients.
(2)	The information about FMR Corp. (“FMR”) is as of December 31, 2002 and was derived from an SEC filing by FMR, Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, a director of FMR. FMR, on behalf of its direct and indirect subsidiaries, Fidelity Management & Research Company, Fidelity International Limited, Fidelity Management Trust Company, Geode Capital Management, LLC and Strategic Advisers, Inc., reported that these entities have sole dispositive power over 36,352,501 shares and sole voting power over 5,428,041 shares.
(3)	Fidelity Management & Research Company (“Fidelity”), a subsidiary of FMR, acts as investment advisor to various investment companies (the “Funds”) that hold these shares. Mr. Johnson and FMR (through control of Fidelity and the Funds) each is deemed to have sole dispositive power over these shares and no voting power over these shares as the Funds’ Boards of Trustees have sole power to vote these shares.
(4)	Fidelity International Limited (“FIL”), in which Mr. Johnson and members of his family control approximately 40% of the voting stock, provides (with various foreign based subsidiaries) investment advisory and management services to a number of non-U.S. investment companies and institutional investors. FIL is deemed to be beneficial owner of these shares of common stock and has sole voting and dispositive power over these shares.
(5)	Fidelity Management Trust Company (“Fidelity Trust”), a subsidiary of FMR, serves as investment advisor to institutional accounts that hold these shares. Mr. Johnson and FMR (through control of Fidelity Trust) each is deemed to have sole dispositive power over these shares and sole voting power over 2,186,400 shares and no voting power with respect to 179,000 of these shares.
(6)	Geode Capital Management, LLC (“GCM”), which is owned and controlled by certain shareholders and employees of FMR, serves as investment advisor to accounts that hold these shares. GCM has sole dispositive power over these shares but does not have sole or shared voting power with respect to securities held by its clients.
(7)	Strategic Advisers, Inc., a subsidiary of FMR, serves as investment advisor to individual accounts that hold these shares. FMR (through its control of Strategic Advisers, Inc.) is deemed to have sole dispositive power over these shares but does not have sole or shared voting power with respect to securities held by its clients.
(8)	The information about Harris Associates LP (“Harris”) is as of December 31, 2002 and was derived from an SEC filing by Harris. Harris reported that it serves as investment adviser to the Harris Associates Investment Trust (“Harris Trust”), that various of Harris’s officers and directors are also officers and trustees of Harris Trust, and that Harris Trust owns 12,306,200 shares, which are included as shares over which Harris has shared voting and dispositive power, and thus, as shares beneficially owned by Harris because of Harris’s power to manage Harris Trust’s investments. Harris reported that it has shared power to vote 17,989,364 shares, sole dispositive power with respect to 5,683,164 shares and shared dispositive power with respect to 12,306,200 shares.
(9)	The information about Putnam, LLC d/b/a Putnam Investments (“Putnam”) is as of December 31, 2002 and was derived from an SEC filing by Putnam. Putnam made such filing on behalf of its affiliates, Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”), and reported that PIM has shared dispositive power over 22,686,315 shares and shared voting power with respect to 974,143 shares and that PAC has shared dispositive power over 4,665,201 shares and shared voting power with respect to 1,551,465 shares.

(10)	Includes 2,835 shares held of record by his spouse and 36,006 shares held of record by irrevocable trusts for his children and grandchildren. Mr. Fuente disclaims beneficial ownership of the shares held by his spouse, his stepdaughter and in trust for the benefit of his stepdaughter, his son and his grandchildren.

*	Includes shares of common stock subject to options which are exercisable within 60 days of March 10, 2003. See table below for detail.

      The number of options which are or will be exercisable within 60 days of March 10, 2003 for each person named in the table above and for our Executive Officers and Directors as a group is as follows:

Lee A. Ault III	28,750	Neil R. Austrian	58,750
Cynthia Cohen	83,581	David I. Fuente	1,960,836
Brenda Gaines	2,500	Bruce S. Gordon	2,500
Scott Hedrick	69,558	James L. Heskett	62,500
Michael J. Myers	95,412	Bruce Nelson	1,584,854
Frank P. Scruggs, Jr.	51,250	Peter J. Solomon	90,625
Charles E. Brown	222,707	Jerry Colley	129,166
Robert J. Keller	303,333	Rolf van Kaldekerken	146,334

All Executive Officers and Directors as a Group (Twenty-three (23) Persons)	5,394,986

* * * *

EXECUTIVE COMPENSATION

       The following table provides a summary of the annual and long-term compensation which we paid to (or deferred for): (i) our Chairman of the Board and Chief Executive Officer, and (ii) the four other most highly compensated persons who were serving as executive officers of our Company at the end of fiscal 2002, (collectively referred to herein as the “Named Executive Officers” or “NEOs”) for services rendered during the 2000, 2001 and 2002 fiscal years.

Summary Compensation Table

			Annual Compensation			Long-Term Compensation

						Awards & Payouts(1)

					Other	Restricted
					Annual	Stock	Securities	All Other
			Salary	Bonus	Compensation	Awards	Underlying	Compensation
Name	Principal Position	Year	$	$	$(2)	$(3)	Options#	(4)

Bruce Nelson	Chairman and	2002	1,000,000	1,866,667	84,197	—	825,000	4,094,522
	Chief Executive	2001	1,000,000	1,000,000	69,210	—	1,000,000	1,050,427
	Officer	2000	1,000,000	—	85,427	—	650,000	1,774,827
Jerry Colley(5)	President, North	2002	530,000	643,067	33,450	—	150,000	11,702
	American Stores	2001	432,690	325,000	—	—	250,000	135,085
Robert Keller	President,	2002	480,000	582,400	70,769	—	150,000	25,292
	Business	2001	450,000	300,000	—	—	100,000	21,197
	Services Group	2000	400,000	75,000	52,763	—	100,000	21,297
Rolf Van	President, Office	2002	470,000	584,220	99,513	—	150,000	67,963
Kaldekerken(6)	Depot Europe &	2001	366,972	238,532	—	—	100,000	—
	Viking Europe	2000	283,018	141,509	—	—	100,000	—
Charles E.	Executive Vice	2002	450,000	504,000	65,348	—	58,750	18,563
Brown	President & Chief	2001	351,923	255,000	—	358,800	100,000	5,444
	Financial Officer	2000	330,000	200,000	—	—	67,500	5,474

(1)	There were no long-term incentive plan payouts to any of the Named Executive Officers in any of the years listed.
(2)	Amounts of Other Annual Compensation shown (only categories that account for 25% or more of total perquisites for each such officer are detailed) for 2002 include a profit-sharing payment to Mr. Nelson of $38,699 and Mr. Nelson’s car allowance of $24,000. Mr. van Kaldekerken’s amount also reflects a European housing allowance of $34,794.
(3)	The fair market value at fiscal year-end 2002 for restricted shares held by each of the following officers was: Nelson — $729,000 (shares granted 1999); Keller — $437,400 (shares granted 1999) and Brown — $583,200 (shares granted 2001).
(4)	“All Other Compensation” amounts for 2002 include: for Mr. Nelson, vesting of a deferred retention amount under the terms of his employment agreement — $3,800,000. For all NEO’s, the following amounts for Split Dollar Life Policies: Nelson — $229,354; Colley — $6,210; Keller — $21,077; van Kaldekerken — $67,963; Brown — $8,023. For certain NEO’s, allocations for personal use of corporate aircraft: Nelson — $65,168; Colley — $ 5,492; Keller — $4,215; Brown — $10,540.
(5)	Mr. Colley joined our Company in February 2001.
(6)	Mr. Van Kaldekerken’s cash compensation is paid in Euros. The translation to U.S. Dollars is based upon the exchange rate in effect as of December 31, 2002.

Option Grants In Last Fiscal Year

       The following table sets forth information with respect to all options granted in fiscal 2002 to the Named Executive Officers.

			Percentage of
			Total
	Number of		Options
	Securities		Granted to	Exercise or
	Underlying		Employees	Base Price	Grant	Expiration	Grant Date
Name	Options(1)		in Year	($/Share)	Date	Date	Present Value(1)($)

Nelson	250,000		3.61%	22.3440 (3)	1-2-2002	1-2-2012	1,576,375
	200,000		2.89%	16.0650	2-4-2002	2-4-2012	1,373,280
	375,000	(2)	5.41%	16.0650	2-4-2002	2-4-2009	2,574,900
Cooley	75,000		1.08%	16.0650	2-4-2002	2-4-2012	514,980
	75,000	(2)	1.08%	16.0650	2-4-2002	2-4-2009	514,980
Keller	75,000		1.08%	16.0650	2-4-2002	2-4-2012	514,980
	75,000	(2)	1.08%	16.0650	2-4-2002	2-4-2009	514,980
Van Kaldekerken	75,000		1.08%	16.0650	2-4-2002	2-4-2012	514,980
	75,000	(2)	1.08%	16.0650	2-4-2002	2-4-2009	514,980
Brown	40,000		0.58%	16.0650	2-4-2002	2-4-2012	274,656
	18,750	(2)	0.27%	16.0650	2-4-2002	2-4-2009	128,745

(1)	The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options granted in 2002 by the Company to the persons listed above. Details are available from the Company upon request.
(2)	Indicates “performance-accelerated stock options”, which have a longer vesting schedule than traditional stock options, unless certain performance parameters by our Company are achieved, in which event these options can vest earlier than their scheduled vesting date.
(3)	Mr. Nelson’s grant on January 2, 2002 was at a premium exercise price of 125% of the market price on the date of grant.

Aggregated Option Exercises In Last Fiscal Year and

Fiscal Year-End Option Values

       The following table shows you information about all options exercised in fiscal 2002 and the year-end value of unexercised options held by our Named Executive Officers.

	Shares Acquired	Value
	on Exercise	Realized
Name	(#)	($)

			)Exercisable/
			Unexercisable (#

					)
					Value of
					Unexercised
					In-the-Money
			Number of		Options at
			Securities Underlying		Fiscal Year-End(1
			Unexercised
			Options at
			Fiscal Year-End		($
					)Exer
					Unexe
Nelson	271,480	1,980,475	1,001,521	2,198,001	1,486,873	4,156,461
Colley	—	—	70,833	329,167	165,832	1,077,918
Keller	—	—	236,666	310,835	535,666	609,799
Van Kaldekerken	33,333	317,830	88,001	254,501	127,909	584,219
Brown	—	—	180,207	143,543	293,828	336,841

(1)	All options valued using the Black-Scholes option pricing model. Details are available from the Company upon request.

Long-Term Incentive Plans — Awards In Last Fiscal Year(1)

	Number of	Performance or Other
	Shares, Units	Period Until	Threshold (#	Target (# of	Maximum(#
Name	or Other Rights	Maturation or Payout	of Shares)	Shares)	of Shares)

Nelson	35,000	3 years	17,500	35,000	52,500
Colley	18,000	3 years	9,000	18,000	27,000
Keller	18,000	3 years	9,000	18,000	27,000
Van Kaldekerken	15,000	3 years	7,500	15,000	22,500
Brown	15,000	3 years	7,500	15,000	22,500

(1)	All awards are pursuant to the Company’s Performance Shares Plan (the “Plan”), approved by the Shareholders at the 2002 Annual Meeting. Pursuant to this Plan, select managers are awarded units in the Plan, which provides for an award of a specified number of shares of the Company’s stock provided that our Company meets or exceeds certain performance criteria established by our Compensation Committee. If the Company fails to meet the specified criteria, participants may receive as little as zero shares, or if it substantially exceeds those criteria, up to 150% of the base award amount. Each such Plan is a closed plan, established at the beginning of a three-year performance cycle and ending at the end of such three-year performance cycle. Each year, our Compensation Committee considers whether to establish such a Plan, the participants in the Plan and the measurement criteria to be utilized to determine awards pursuant to the Plan.

* * * *

CEO COMPENSATION

       Employment Agreement. Effective December 29, 2001, we entered into a new Employment Agreement with Bruce Nelson (the “Employment Agreement”) to serve as Chairman of the Board and Chief Executive Officer. The Employment Agreement amends, restates and supersedes certain prior agreements with Mr. Nelson. Mr. Nelson first became CEO on July 17, 2000. Under the terms of the Employment Agreement, we have agreed to employ Mr. Nelson through at least December 31, 2004. The Employment Agreement provides for automatic renewal for a period of one year (and from year to year thereafter) unless and until either Mr. Nelson or our Company notifies the other, in writing, at least six months prior to the end of the Employment Term (initially December 31, 2004), that he or it does not wish to renew the Employment Agreement.

      Salary and Bonus. As of December 29, 2001, the date of the Employment Agreement, Mr. Nelson’s base salary was $1,000,000 per year. There has been no increase in Mr. Nelson’s base salary subsequent to that date. The Agreement provides that Mr. Nelson’s salary will be reviewed annually by our Compensation Committee and may be increased, but not decreased. Under the Agreement, Mr. Nelson also will participate in our Executive Officer Bonus Plan (“Bonus Plan”). Under this Plan, our Compensation Committee establishes annual performance targets for our CEO. We intend these performance targets to qualify as incentive compensation under Section 162(m) of the Internal Revenue Code, insofar as that is possible. Mr. Nelson’s bonus, if any, is primarily tied to earnings per share of the Company. For 2002 and subsequent years under the Employment Agreement, Mr. Nelson is eligible to achieve a bonus up to 200% of his base salary for achieving the “maximum” level of performance. His “minimum” bonus level (provided our Company’s performance in a given year qualifies for any bonus payment) is 70% of base salary, and his “target” bonus is 100% of base salary. For performance during 2002, Mr. Nelson received a cash bonus of $1,866,667.

      Retention Provisions. Under the terms of a prior employment agreement, the provisions of which are incorporated into his new employment agreement, Mr. Nelson was entitled to a deferred retention payment of $3.8 million, which amount became vested under his Employment Agreement as of December 31, 2002.

      Stock Options. In connection with entering into the new Employment Agreement as of December 29, 2001, our Compensation Committee provided Mr. Nelson with a total grant of one million stock options. 750,000 of these stock options have a grant date of December 20, 2001 and the remaining 250,000 have a grant date of January 2, 2002. All of these stock options vest in full on December 31, 2004, provided Mr. Nelson remains with our Company through such date, and subject to earlier vesting in the event of a change in control of our Company, his death or disability, his termination without Cause or his resignation for “good reason” — all as such terms are defined in the Agreement. This one million-share grant has the feature of premium pricing. The exercise price for these stock options is 125% of the market price on the date of grant, which means that these options will not have realizable value to Mr. Nelson until the stock price increases substantially above the 2002 year-end closing price. These premium-priced stock options have an extended exercise period of three (3) years, regardless of whether Mr. Nelson remains employed by our Company during that period of time. Mr. Nelson received 825,000 stock option grants during 2002, in the regular course of stock option grants made to our executives by our Compensation Committee.

      Change in Control Agreement. Mr. Nelson and our Company also are parties to a Change in Control Agreement, under the terms of which Mr. Nelson is entitled, upon a Change in Control of our Company, coupled with certain other events specified in the agreement, to a sum equal to three times the sum of his annual base salary at the time of the change in control plus his highest annual bonus during the period preceding the change in control. Mr. Nelson would also be entitled to the continuation of his benefits for a period of three years and certain other benefits as specified in the agreement.

      Other Benefits. Mr. Nelson receives certain additional benefits under the terms of his Employment Agreement, which are generally comparable to our benefits for all executive management employees. Mr. Nelson and his spouse are entitled to health insurance coverage for their lifetimes.

      Residential Real Estate Co-Ownership Agreement. Beginning in 1995, our predecessor company, Viking, advanced a portion of the purchase price and thus became a co-owner of certain residential real estate owned by Mr. Nelson and occupied as his personal residence in Southern California. In 2000, when Mr. Nelson relocated from California to South Florida in connection with becoming our CEO, the California residence was sold. At that time, the Company decided to roll over its original investment and gain on the sale of the California residence into Mr. Nelson’s new residence is South Florida. As a result, our Company became a co-owner of the residential property in Boca Raton, which Mr. Nelson occupies as his principal residence. In late 2002, Mr. Nelson indicated to our Board his desire to purchase the Company’s 27.5% ownership interest in his residence. In early 2003, based upon the average of two independent real estate appraisals of his residence, and by mutual agreement with our Company, Mr. Nelson has paid our Company $1,925,000 (less certain transaction costs), in consideration of the receipt of which our Company has transferred all of its interest in such property to Mr. Nelson, as a result of which our Company no longer holds any ownership or other interest in Mr. Nelson’s personal residence.

      Termination. If we terminate Mr. Nelson’s employment “without cause” or Mr. Nelson quits for “good reason,” as defined in the Employment Agreement, then he is entitled to receive his base salary through the second anniversary of his termination date; a pro rata portion of his bonus; the vested and accrued amounts under his incentive plans, health and welfare plans, deferred compensation plans and other benefit plans; and insurance benefits for him and his family through the second anniversary of his termination date (to the extent he and his family participated in these benefits prior to the termination) and vesting of the deferral account and stock options referred to above.

Employment Agreements with Other Named Executive Officers

      We have Employment Agreements with each of our other Named Executive Officers. Each of these “Executive Employment Agreements” is substantially similar to the others. Each provides for a base salary which may be increased, but not reduced, and further provides that the executive will be entitled to participate in our bonus plan and other benefit plans. All of these Executive Employment Agreements are one-year “evergreen” agreements, which automatically renew each year unless either party notifies the other at least six (6) months in advance of expiration that it does not wish the agreement to be extended for an additional year. The Executive Employment Agreements also contain confidentiality, non-compete and non-solicitation provisions. All of our Named Executive Officers also are parties to Change in Control Employment Agreements (“CIC Agreements”). The purpose of the CIC Agreements is to assure the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control (“CIC”). In the event of a CIC, each of these executives will be entitled to certain employment rights, including: (i) a minimum annual base salary and bonus; (ii) participation rights in our incentive, savings, retirement and welfare benefit plans; and (iii) certain payments and other benefits upon termination of employment.

* * * *

COMPENSATION COMMITTEE REPORT ON 2002 EXECUTIVE COMPENSATION

       The following report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed material or incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference.

What is our Philosophy of Executive Compensation?

      Our compensation philosophy is to design and implement compensation practices that motivate employees to enhance shareholder value. Our compensation practices are designed to attract, motivate and retain key personnel by recognizing individual contributions as well as the achievement of specific pre-determined goals and objectives, primarily through the use of “at risk” compensation strategies. Our compensation program for executive officers consists of five (5) main components:

(i) competitive base salaries,

(ii) annual cash incentives based on our overall Company performance under our bonus plans;

(iii) stock option awards intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests; and

(iv) for our most senior executive officers, including our Chairman and Chief Executive Officer, our Division Presidents and our Executive Vice Presidents, (a) performance accelerated stock options and (b) performance shares.

      The second, third and fourth components constitute “at risk” or “performance based” elements of each executive’s total compensation.

      Base Salary. Our Compensation Committee determines base salaries for executive officers utilizing market survey data which focuses on other high performance and specialty retail companies. A number of the companies included in the comparison base are included in the S&P Retail Stores Composite and in the S&P 500. The Committee generally considers the median level of the executive market for comparably sized companies within these surveys in determining executive base pay levels.

      Salary Adjustments in 2002 and 2003. Mr. Nelson’s salary did not increase in 2002 over 2001. However, the salaries of our other NEO’s did increase in 2002 over 2001 levels: Mr. Colley’s salary increased from $500,000 to $530,000; Mr. Keller’s salary increased from $450,000 to $480,000; Mr. Van Kaldekerken’s salary increased from $366,972 to $470,000 and Mr. Brown’s salary increased from $425,000 to $450,000. As a group, their salaries increased by 10.8% in 2002 over 2001 levels. The 2003 base salary for Bruce Nelson, our Chairman and Chief Executive Officer, and for our four other Named Executive Officers, Messrs. Colley, Keller, Brown, and van Kaldekerken (the “NEO’s”)will remain the same in 2003 as in 2002.

      Annual Bonus. The bonus compensation of our executive officers is generally determined pursuant to our bonus plans, which provide for cash awards to eligible participants, based upon objectives determined each year. The objectives of our bonus plans are to enhance shareholder value by rewarding employees for the attainment of financial objectives and for the attainment of specific work unit and individual goals linked to specified strategic elements of the business. Our Company utilizes a bonus plan formula which our shareholders approved at the 2002 Annual Meeting. By extending annual bonuses deep into the organization, we seek to motivate all managerial employees to help achieve our profit objectives and other key strategic initiatives. Awards under our Bonus Plan are expressed as a percentage of base salary earnings. Awards to executive officers are a function of the participant’s level of responsibility and our Company’s overall financial performance for a given year. Awards to other management employees under our Bonus Plan are also based on achievement of individual performance objectives.

      Under our Bonus Plan, performance is measured in connection with attainment of specific financial objectives (including earnings per share) and may also be based on individual goals, where appropriate, that are established by the participant and his or her immediate supervisor. Our Chairman and Chief Executive Officer, as well as our other Executives are measured in connection with attainment of specific objectives based on one or more of the following measurements: EPS, TSR, RONA, ROI, relative performance against a peer group or other measure, or some other criterion established by the Compensation Committee of our Board of Directors at or near the beginning of each year(1) pre-tax earnings, net earnings, earnings per share, return on net assets and return on equity. The Bonus Plan allows our Compensation Committee to adjust these measurements under certain circumstances. Our Compensation Committee approves the goals set for and awards to our Chairman and Chief Executive Officer, our Group Presidents, and our Executive Officers under our Bonus Plan. This emphasis on “at risk” compensation is consistent with our compensation philosophy and supports continued creation of shareholder value.

      In order to ensure the eligibility for deduction of annual bonus payments (where the recipient’s total income exceeds $1 million), under Section 162(m) of the Code, it is necessary that our shareholders periodically approve the overall bonus plan of our Company. Our current Bonus Plan was approved by our shareholders at the Annual Meeting in 2002.

      Performance Shares. Prior to December 31, 2001, we had in place a compensation program for certain senior executives which permitted certain of such executives to receive a matching bonus payment, deferred until a specified future date, and dependent upon the executive’s remaining with our Company through that future date. This plan was discontinued in fiscal year 2002 and replaced by a program of granting Performance Shares to certain of our senior executives. These shares of stock are essentially awards of restricted stock, having a three-year “cliff vesting” provision. Performance Shares will vest only if our Company’s TSR exceeds the return of a group of peer companies, which our Committee has selected and designated. Most of these comparison companies are in the retail sector. The purpose of our Performance Share program is to further incentivize those senior executives who are most in a position to influence the future success of our Company to outperform our competition in terms of return to our shareholders. We view this new program as a further alignment of the interests of our executive management team with the interests of our shareholders. It is the intention of our Committee to institute a similar three-year Performance Share program at the beginning of future years. Each such program will have its own three-year performance measurement cycle, peer group and list of participants. Once a performance cycle is in place, there will not be any change in the measurement criteria, peer group companies (other than due to peer group bankruptcies) or participants.

      Bonus Awards in 2002. For 2002, Bonus awards to our executive officers were based on earnings per share. Bonuses to our senior executives were Nelson -$1,866,667; Colley — $643,067; Keller  — $582,400; van Kaldekerken — $584,220; Brown — $504,000.

      Stock Based Incentive Program — Stock Options. The objective of stock option awards is to motivate grantees to maximize our long-term growth and profitability. Grantees can realize value from options granted only if our stock price increases after the date on which such options are granted, because the exercise price of options granted must be at least equal to the fair market value of our stock on the

1	EPS = earnings per share; TSR = total shareholder return, measured as the increase in stock price (plus any dividends paid on the Company’s shares) over a period of time, whether or not compared to the increase in stock price (plus dividends) of other comparable companies; RONA = total return on net assets of our Company; and ROI = total return on investment of our Company.

date of grant. The award of options thus aligns the long-range interests of the grantees with those of our shareholders. Grants of options are generally made annually. The Compensation Committee determined the grant levels for awards to our Chairman and Chief Executive Officer and our other executive officers after taking into consideration prior year’s grants, the organizational impact of the participant and the level of emphasis we placed on participant retention. Stock option awards below the executive officer level are a function of position within the organization.

      In granting stock options in 2002, the Compensation Committee took into account the turn around efforts with which our officers were charged, and accordingly granted stock options to incentivize our management team to continue its good work in revitalizing the Company. To keep our Company competitive for top management talent, we believe our stock option program must remain viable by granting sufficient numbers of new stock options to keep our valued management talent incentivized and motivated to continue with our Company and to excel in future performance.

      Performance-Accelerated Stock Options. Beginning in 2002, we instituted a new program of compensation for our executive officers, which added performance-accelerated stock options and performance shares to the traditional stock option element of their overall compensation. These compensation programs are intended to further align the interests of our executives with the interests of our shareholders, and to be responsive to various positions voiced by shareholders over the past couple of years. As approved by our shareholders in 2002, the amendments to our Option Plan are used by this Committee to provide a reduced number of traditional stock options (“TSO’s”) to our Chairman and CEO, Division Presidents and Executive Vice Presidents, along with a number of performance-accelerated stock options (“PSO’s”). Generally speaking, the more senior the executive officer, the more heavily weighted are his or her stock options in favor of PSO’s rather than TSO’s. PSO’s have a significantly longer vesting schedule than TSO’s (5 years versus 3 years), and a shorter option life (7 years versus 10 years), but the PSO’s may vest significantly earlier if the Company’s share price reaches certain performance levels prior to the five-year vesting period.

      Value of Stock Options Awarded in 2002. Based on the Black-Scholes option-pricing model, the present value at date of grant of Mr. Nelson’s 2002 stock options represented approximately 66% of his 2002 compensation as measured by salary, bonus, and stock options. With his bonus payment for 2002 of $1,866,667, Mr. Nelson’s total “at risk” portion of his compensation (consisting of stock options plus his annual bonus) represented approximately 88% of his compensation in 2002 as measured by salary, bonus, and stock options. Stock option awards granted to our other NEO’s for 2002 represented approximately 45 % of their 2002 compensation as measured by salary, bonus, and stock options. The total “at risk” portion, annual bonus and stock options for our other NEO’s represented approximately 75 % of their 2002 compensation as measured by salary, bonus, and stock options.

      Deferred Compensation Plan. Our executive officers and other key employees are permitted to defer up to 25% of their base salaries and up to 100% of their bonuses under the Office Depot, Inc. Officer Deferred Compensation Plan. Deferrals may generally be made for any period of time selected by the executive, but we have the right to further defer payouts under the plan in order to avoid exceeding the $1 million limit on executive compensation under Section 162(m) of the Code. Although the plan allows us to make additional matching deferrals and incentive contributions at our discretion, no such contributions were made under the plan for 2002.

      Split Dollar Life Insurance. Effective April 1995, we provided certain of our executive officers the opportunity to purchase whole life insurance policies, with the premiums paid by us. If our assumptions regarding mortality, dividends and other factors are realized, we will recover all of our payments for premiums either from death benefits or from the executive, if the policy is transferred to the executive. Messrs. Nelson, Colley, Keller and Brown all are beneficiaries of this program. Mr. van Kaldekerken participates in a different insurance program in Europe.

      Executive Management Deferred Compensation Plan. We have implemented the Executive Management Deferred Compensation Plan (a non-qualified retirement savings plan) to provide our executive officers and other management and sales executives the opportunity to defer retirement savings in addition to those amounts which may be deferred under the Office Depot Retirement Savings Plan (401(k) Plan). The Executive Management Deferred Compensation Plan allows us to supplement our matching contributions, which are limited under the Office Depot Retirement Savings Plan (401(k)) pursuant to provisions of the Internal Revenue Code.

      Philosophy of Compensation of our Chairman and Chief Executive Officer. Our Employment Agreement with Mr. Nelson, entered into effective December 29, 2001, the date of his becoming our Chairman, as well as CEO, provides him with a base salary at the maximum deductible amount (to the Company) under Section 162(m) of the Code. Salary survey work performed for us by a reputable outside consultant indicates that Mr. Nelson’s base salary is competitive with the salaries paid to similarly situated executives at other similarly sized companies and is not excessive. In lieu of a larger base salary payment (a portion of which would be non-deductible by the Company for income tax purposes) to Mr. Nelson, the Compensation Committee and Board of Directors have elected to incentivize Mr. Nelson through substantial grants of stock options, some of which are premium-priced or performance-accelerated, as described above, as well as his receipt of performance shares. We believe that his overall compensation package closely aligns his interests with those of our shareholders. The Committee feels that Mr. Nelson’s compensation, including base salary, bonus payments and equity incentives, is properly oriented towards risk-based, incentive compensation and that the combination of base salary and incentive compensation is competitive with similarly situated chief executives. See the discussion above under the heading “CEO Compensation” for a more complete description of our employment agreement with Mr. Nelson.

      Under the terms of a prior employment agreement, the provisions of which are incorporated into his new employment agreement, Mr. Nelson became vested on December 31, 2002 in a deferred retention payment of $3.8 million, upon Mr. Nelson’s remaining as an employee of our Company through and including such date.

      Section 162(m) and Deductibility Limits under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to our Named Executive Officers. However, certain “at risk” portions of our executive officers’ compensation (those portions currently being stock option grants, annual bonus, Performance Stock Options and Performance Shares) may qualify for deduction under Section 162(m). The Compensation Committee intends to continue to take actions, including seeking shareholder approval of bonus plans and other incentives, to ensure that our executive compensation programs meet the eligibility requirements under Section 162(m) of the Code. In certain cases, where our Committee believes our shareholder interests are best served by retaining flexibility of approach, we do grant incentive compensation that does not necessarily qualify for deduction under Section 162(m). In some cases, it may not be possible to keep a given person’s compensation under the Section 162(m) limit or to qualify all compensation for deductibility under Section 162(m) in a particular year, but that remains always the goal of this Committee. We strive to meet that goal, but the more important goal is to ensure that our compensation systems are competitive and enable us to attract and retain the most capable management team possible in furtherance of the interests of our shareholders.

Report of Compensation Committee

W. Scott Hedrick, Chairman
Neil R. Austrian, Member
Cynthia R. Cohen, Member
Bruce S. Gordon, Member

* * * *

AUDIT COMMITTEE REPORT for 2003

       The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed material or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

      The Audit Committee of the Office Depot Board of Directors (the “Committee”) is comprised of four independent directors. The responsibilities of the Committee are set forth in its written charter (the “Charter”), which has been adopted by our Board of Directors (the “Board”).

      The duties of this Committee include oversight of the financial reporting process for the Company through periodic meetings with the Company’s independent accountants, internal auditors and management of the Company to review accounting, auditing, internal controls and financial reporting matters. Pursuant to the Sarbanes Oxley Act of 2002 (“SOA”), our Committee has certain other duties, which include the engagement of our independent accounting firm, Deloitte & Touche LLP (“Deloitte”), pre-approval of both audit and non-audit work in advance of performance by Deloitte and other obligations as imposed by SOA. Pursuant to applicable provisions of SOA, we have delegated to our Chairman, Michael Myers, the authority to pre-approve engagements of Deloitte between meetings of our Committee, provided that he reports to us at each meeting on pre-approvals since the date of our last Committee meeting. Our Board has determined that Mr. Myers is an “audit committee financial expert” under the regulations of the SEC promulgated pursuant to authority granted to it under SOA. Mr. Myers’ qualifications are detailed in his biographical information set forth earlier in this Proxy Statement.

      During fiscal year 2002, this Committee met eight times, four times in person and four times by telephonic communication prior to the release of quarterly earnings information. The Company’s senior financial management and independent and internal auditors were in attendance at all such meetings. At each such meeting held in person, this Committee conducted a private session with the management of the Internal Audit Department as well as the external, independent accountants, without the presence of management.

      The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent accountants to review or audit, as applicable, such financial statements in accordance with generally accepted auditing standards.

      We have reviewed and discussed with senior management the Company’s audited financial statements for the fiscal year ended December 28, 2002, included in the Company’s 2002 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

      In discharging our oversight responsibility as to the audit process, we have discussed with Deloitte, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Communications with Audit Committees). SAS 61 requires our independent accountants to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

      We have obtained from Deloitte a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between Deloitte and the Company that in their professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with us, and has confirmed in its letter to us that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

      Based upon the foregoing review and discussions with our independent and internal auditors and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent accountants be included in the Company’s 2002 Annual Report to Shareholders, and that such financial statements also be included in the Company’s Annual Report on Form 10-K, for filing with the United States Securities & Exchange Commission. The Committee also has appointed Deloitte as the Company’s independent accounting firm for 2003.

      As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent accountants. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent accountants with respect to such financial statements.

Presented by the members of the Audit Committee:

Michael J. Myers (Chair)
Lee A. Ault, III, Member
Brenda J. Gaines, Member
James L. Heskett, Member

* * * *

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of their holdings and transactions of Office Depot common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that each of our officers and directors complied with all Section 16(a) filing requirements applicable to them during fiscal 2002. Robert Keller was late reporting a sale of common stock in 2002. Jocelyn Carter-Miller was late in filing an amendment to correct an overstatement of an amount of shares originally reported as issued in 2002. David Fuente was late in reporting stock option grants in 2002. Patty Morrison was late in reporting a grant of restricted stock in 2002.

COPIES OF FORM 10-K AVAILABLE

       We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended December 28, 2002, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. Requests should be sent to the Vice President, Investor Relations & Public Relations at our corporate offices, 2200 Old Germantown Road, Delray Beach, FL 33445.

2004 SHAREHOLDER PROPOSALS

       Any shareholder proposal intended to be presented for consideration at the 2004 Annual Meeting of Shareholders and to be included in our Proxy Statement for that meeting must be received by the Secretary at our corporate offices, 2200 Old Germantown Road, Delray Beach, FL 33445, Attn: Office of the General Counsel, on or before November  26, 2003. Shareholder proposals to be brought before the 2004 Annual Meeting but not included in the Proxy Statement will be considered untimely after January 5, 2004, and the proxies we solicit for next year’s Annual Meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that meeting. Notice of any shareholder proposal must include various matters, including a clear and concise description of the proposal, and the reasons for proposing it.

COMMON STOCK PERFORMANCE GRAPH

       The graph shown below compares the cumulative total shareholder return on our common stock since December 31, 1998 with the S&P 500 Index and the S&P Specialty Stores Index. Note that in 2002, S&P discontinued publishing the S&P Retail Stores Composite Index and replaced it with the S&P Specialty Stores Index which we have used below. This Performance Graph and the accompanying table of comparative results do not constitute soliciting material and shall not be deemed filed material or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this material by reference therein.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG OFFICE DEPOT, INC., THE S&P 500 INDEX
AND THE S&P SPECIALTY STORES INDEX

	12/98	12/99	12/00	12/01	12/02

OFFICE DEPOT, INC.	$155	$69	$45	$116	$89
S&P 500	$129	$156	$141	$125	$97
S&P SPECIALTY STORES INDEX	$78	$56	$46	$75	$66

*	Figures for 2002 reflect the S&P Specialty Stores Index because the S&P Retail Stores Composite Index has been discontinued.

OTHER MATTERS

       It is not presently expected that any matters other than those discussed herein will be brought before our Annual Meeting. If, however, other matters do come before the Meeting, it is the intention of the persons named as representatives in the accompanying proxy to vote in accordance with the recommendation of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	Election of Directors.

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below

☐	☐

Nominees:

01	Lee A. Ault III,	05	Brenda J. Gaines,	09	Michael J. Myers,
02	Neil R. Austrian,	06	Bruce S. Gordon,	10	Bruce Nelson,
03	Cynthia R. Cohen,	07	W. Scott Hedrick,	11	Frank P. Scruggs, Jr.,
04	David I. Fuente,	08	James L. Heskett,	12	Peter J. Solomon

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee’s name in the list above.)

2.	Proposal to ratify appointment of Deloitte & Touche LLP as independent public accountants.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3A.	Shareholder Proposal Regarding Performance-Based Stock Options

FOR	AGAINST	ABSTAIN
☐	☐	☐

3B.	Shareholder Proposal Regarding Shareholder Rights Plan

FOR	AGAINST	ABSTAIN
☐	☐	☐

3C.	Shareholder Proposal Regarding Prohibition of Management Consulting Services Performed by our outside Auditors

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting unless you indicate that you withhold such authority by so indicating below.

“By checking the box to the right, I consent to future access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke any consent at any time by contacting the Company’s transfer agent, Mellon Investor Services, Ridgefield Park, New Jersey and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility. Please disregard if you have previously provided your consent decision.”	☐

I PLAN TO ATTEND THE MEETING ☐

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Signature if held jointly

DATED:____________________________________________________________________, 2003

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/odp
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Telephone
1-800-435-6710
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at: www.proxyvoting.com/odp (http://www.proxyvoting.com/odp)

PROXY

OFFICE DEPOT, INC.

2200 OLD GERMANTOWN ROAD
DELRAY BEACH, FL 33445

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Brian D. Dan, Merry E. Lindberg and Anne Zuckerman as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of Office Depot, Inc. held of record by the undersigned on March 10, 2003, at the Annual Meeting of Shareholders to be held on May 1, 2003 or any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3A, 3B, AND 3C.

(continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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ADMITTANCE PASS

2003 ANNUAL MEETING OF SHAREHOLDERS

OFFICE DEPOT, INC.

Thursday May 1, 2003

10:00 a.m. Local Time

The Deerfield Beach Hilton Hotel
100 Fairway Drive
Deerfield Beach, FL 33441

For Security Reasons, You Must Present This Admittance Pass
In Order To Enter The Meeting.